UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


                           BankAtlantic Bancorp, Inc.
    ________________________________________________________________________

                                (Name of Issuer)

                              Class A Common Stock
    ________________________________________________________________________
                         (Title of Class of Securities)

                                    065908501
    ________________________________________________________________________
                                 (CUSIP Number)

                                  May 24, 2001
    ________________________________________________________________________
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]   Rule 13d-1(b)
[   ]   Rule 13d-1(c)
[ x ]   Rule 13d-1(d)

CUSIP No. 065908501
 _____________________________________________________________________________
               1.    Names of Reporting Persons.
                     I.R.S. Identification No. of above persons (entities only).

                     BFC Financial Corporation (IRS #59-2022148)
 _____________________________________________________________________________
               2.    Check the Appropriate Box if a Member of a Group
                     (a)    [  ]
                     (b)    [  ]
 _____________________________________________________________________________
               3.    SEC Use Only
                     .........................................................
 _____________________________________________________________________________
               4.    Citizenship or Place of Organization

                     Florida, U.S.A.
 _____________________________________________________________________________
Number of
Shares
Beneficially
Owned by
Each Reporting
Person With
                            5.  Sole Voting Power
                                8,296,891
                            __________________________________________________
                            6.  Shared Voting Power

                                0
                            __________________________________________________
                            7.  Sole Dispositive Power

                                 8,296,891
                            __________________________________________________
                            8.  Shared Dispositive Power

                                0
 _____________________________________________________________________________
               9.    Aggregate Amount Beneficially Owned by Each Reporting
                        Person
                     8,296,891
 _____________________________________________________________________________
               10.   Check if the Aggregate Amount in Row (9) Excludes Certain
                        Shares
                     [  ]
 _____________________________________________________________________________
               11.   Percent of Class Represented by Amount in Row (9)

                     15.6%
 _____________________________________________________________________________
               12.   Type of Reporting Person

                     CO
 _____________________________________________________________________________
 ..............................................................................
 ..............................................................................
 ..............................................................................
 ..............................................................................
 ..............................................................................
 ..............................................................................
 _____________________________________________________________________________

CUSIP No. 065908501
 _____________________________________________________________________________
               1.    Names of Reporting Persons.
                     I.R.S. Identification No.of above persons (entities only).

                     Alan B. Levan
 _____________________________________________________________________________
               2.    Check the Appropriate Box if a Member of a Group
                     (a)    ..................................................
                     (b)    ..................................................
 _____________________________________________________________________________
               3.    SEC Use Only
                     .........................................................
 _____________________________________________________________________________
               4.    Citizenship or Place of Organization

                     Florida, U.S.A.
 _____________________________________________________________________________
Number of
Shares
Beneficially
Owned by
Each Reporting
Person With
                            5.  Sole Voting Power
                                1,013,038
                            __________________________________________________
                            6.  Shared Voting Power

                                8,296,891
                            __________________________________________________
                            7.  Sole Dispositive Power

                                1,013,038
                            __________________________________________________
                            8.  Shared Dispositive Power

                                8,296,891
 _____________________________________________________________________________
               9.    Aggregate Amount Beneficially Owned by Each Reporting
                        Person
                     9,309,929
 _____________________________________________________________________________
               10.   Check if the Aggregate Amount in Row (9) Excludes Certain
                        Shares
                     [  ]
 _____________________________________________________________________________
               11.   Percent of Class Represented by Amount in Row (9)

                     17.5%
 _____________________________________________________________________________
               12.   Type of Reporting Person

                     IN
 _____________________________________________________________________________
 ..............................................................................
 ..............................................................................
 ..............................................................................
 ..............................................................................
 ..............................................................................
 ..............................................................................
 _____________________________________________________________________________

Item 1.
              (a)   Name of Issuer
                    BankAtlantic Bancorp, Inc.
              (b)   Address of Issuer's Principal Executive Offices
                    1750 East Sunrise Blvd, Fort Lauderdale, Florida 33304

Item 2.
             (a)    Names of Persons Filing:
                    BFC Financial Corporation
                    Alan B. Levan
             (b)    Address of Principal Business Office or, if none, Residence:
                    BFC Financial Corporation - 1750 East Sunrise Blvd., Fort Lauderdale, Florida 33304
                    Alan B. Levan - 1750 East Sunrise Blvd., Fort Lauderdale, Florida 33304
             (c)    Citizenship:
                    BFC Financial Corporation - Florida, U.S.A.
                    Alan B. Levan - Florida, U.S.A
             (d)    Title of Class of Securities
                    Class A Common Stock
             (e)    CUSIP Number
                    065908501

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

          (e)   [ ] An investment adviser in accordance
                    withss.240.13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)   [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4.       Ownership - BFC Financial Corporation.
       (a)    Amount beneficially owned: 8,296,891.
       (b)    Percent of class: 15.6%.
       (c)    Number of shares as to which the person has:
              (i)    Sole power to vote or to direct the vote: 8,296,891.
              (ii)   Shared power to vote or to direct the vote: 0.
              (iii)  Sole power to dispose or to direct the disposition of:
                     8,296,891.
              (iv)   Shared power to dispose or to direct the disposition of: 0.

              Ownership - Alan B. Levan.
       (a)    Amount beneficially owned: 9,309,929.
       (b)    Percent of class: 17.5%.
       (c)    Number of shares as to which the person has:
              (i)    Sole power to vote or to direct the vote: 1,013,038.
              (ii)   Shared power to vote or to direct the vote: 8,296,891.
              (iii)  Sole power to dispose or to direct the disposition of:
                     1,013,038.
              (iv)   Shared power to dispose or to direct the disposition of:
                     8,296,891.

Item 5.       Ownership of Five Percent or Less of a Class

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

Item 8.       Identification and Classification of Members of the Group

              Not applicable.

Item 9.       Notice of Dissolution of Group

              Not applicable.

Item 10.       Certification

              (a) Not applicable.
              (b) Not applicable

                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         BFC FINANCIAL CORPORATION

                                              February 7, 2002
                                      ------------------------------------------
                                      Date
                                               /s/ Glen R. Gilbert
                                      ------------------------------------------
                                      Signature

                                      Glen R. Gilbert, Executive Vice President,
                                      Secretary and Chief Financial Officer
                                      ------------------------------------------
                                      Name/Title


                                         ALAN B. LEVAN

                                              February 7, 2002
                                      ------------------------------------------
                                      Date
                                               /s/ Alan B. Levan
                                      ------------------------------------------
                                      Signature

                                      Alan B. Levan
                                      ------------------------------------------
                                      Name/Title